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                                                                 Exhibit 5

                                                               (513) 723-4000




                                                  March 12, 1998



Board of Directors
United Community Financial Corp.
275 Federal Plaza West
Youngstown, OH  44503-1203

Gentleman:

                  We are familiar with the proceedings taken and proposed to be taken by United Community Financial Corp. (the "Holding Company") in connection with the issuance and sale by the Holding Company of up to 34,715,625 of its common shares, without par value (the "Common Shares"). The Common Shares are being offered by the Holding Company in connection with the conversion of The Home Savings and Loan Company of Youngstown, Ohio (the "Company") from a mutual savings and loan association incorporated under the laws of the State of Ohio to a permanent capital stock savings and loan association incorporated under the laws of the State of Ohio (the "Conversion").

                  The Holding Company has been incorporated for the purpose of purchasing all of the capital stock to be issued by the Company in connection with the Conversion. We have assisted with matters related to the incorporation and organization of the Holding Company. In addition, we have collaborated in the preparation of the Registration Statement on Form S-1 (the "Registration Statement") to be filed by the Holding Company with the Securities and Exchange Commission for the registration of the Common Shares under the Securities Act of 1933, as amended. In connection therewith, we have examined, among other things, such records and documents as we have deemed necessary in order to express the opinions hereinafter set forth.



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Board of Directors
United Community Financial Corp.
March 12, 1998
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                  Based upon the foregoing, we are of the opinion that the
Holding Company is a duly organized and legally existing corporation under the laws of the State of Ohio. Assuming compliance with applicable federal and state securities laws, we are also of the opinion that the Common Shares to be issued and sold by the Holding Company, when purchase orders have been accepted and the purchase price for the Common Shares has been paid in money as specified in the Registration Statement when it shall become effective, will be validly issued and outstanding, fully paid and non-assessable. Notwithstanding the foregoing, until payments are received by the Holding Company from the United Community Financial Corp. Employee Stock Ownership Plan (the "ESOP") in accordance with the terms of a loan agreement to be entered into by and between the Holding Company and the ESOP, shares for which payment in money has not been received, and including shares contributed by the Holding Company to the Home Savings Charitable Foundation, will not be fully paid and non-assessable.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Prospectus included therein.

                                            Very truly yours,



                                            Vorys, Sater, Seymour and Pease LLP